Executed in 6 Parts
                                                             Counterpart No. ( )


                              NATIONAL EQUITY TRUST

                           S&P 500 STRATEGY TRUST SERIES 13

                            REFERENCE TRUST AGREEMENT


     This Reference Trust Agreement dated     , 2000 among Prudential Securities
Incorporated, as Depositor and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "National Equity Trust Low Five Portfolio Series, Trust Indenture and Agreement" (the "Basic Agreement") dated April 25, 1995. Such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument (the "Indenture").


                                WITNESSETH THAT:


     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:


                                     Part I.

                     STANDARD TERMS AND CONDITIONS OF TRUST


     Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the Basic Agreement is hereby amended in the following manner:

     A. Article I, entitled "Definitions", paragraph 22, shall be amended as follows:

               "Trustee shall mean the Chase Manhattan Bank, or any successor trustee appointed as hereinafter provided."

     B. Article II, entitled "Deposit of Securities; Acceptance of Trust", shall be amended as follows:

               The second sentence of Section 2.03 Issue of Units shall be amended by deleting the words "on any day on which the Depositor is the only Unit Holder".


     C. Article III, entitled "Administration of Trust", shall be amended as follows:

          (i) Section 3.01 Initial Costs shall be amended to substitute the following language:

               Section 3.01. Initial Cost The costs of organizing the Trust and sale of the Trust Units shall, to the extent of the expenses reimbursable to the Depositor provided below, be borne by the Unit Holders, provided, however, that, to the extent all of such costs are not borne by Unit Holders, the amount of such costs not borne by Unit Holders shall be borne by the Depositor and, provided further, however, that the liability on the part of the Depositor under this section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. Upon notification from the Depositor that the primary offering period is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Principal Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this section shall be for the account of the Unitholders of record at the conclusion of the primary offering period and shall not be reflected in the computation of the Unit Value prior thereto. As used herein, the

               Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for redemption. As directed by the Depositor, the Trustee will advance funds to the Trust in an amount necessary to reimburse the Depositor pursuant to this Section and shall recover such advance from the sale or sales of Securities at such time as the Depositor shall direct, but in no event later than the termination of the Trust. Repayment of any such advance shall be secured by a lien on the assets of the Trust prior to the interest of the Unit Holders as provided in
               Section 6.04.

          (ii) The third paragraph of Section 3.05 Distribution shall be amended to add the following sentence at the end thereof:

               "The Trustee shall make a special distribution of the cash balance in the Income and Principal accounts available for such distribution to Unit Holders of record on such dates as the Depositor shall direct, provided however, that no such distribution shall be made if the assets of the Trust subsequent to such distribution would not exceed any Deferred Sales Charge payable and other trust expenses."

          (iii) The second to the last paragraph of Section 3.08 Sale of Securities shall be amended to replace the word "equal" with the following phrase: "be sufficient to pay."

          (iv) Section 3.14 Deffered Sales Charge shall be amended to add the following sentences at the end thereof:

                "References to Deferred Sales Charge in this Trust Indenture and Agreement shall include any Creation and Development Fee indicated in the prospectus for a Trust. The Creation and Development Fee shall be payable on each date so designated and in an amount determined as specified in the prospectus for a Trust."

     D. Reference to United States Trust Company of New York in its capacity as Trustee is replaced by the Chase Manhattan Bank throughout the Basic Agreement.

     E. Section 6.05 shall be amended to delete the clause "if the Depositor shall determine in good faith that there has occurred either (1) a material deterioration in the creditworthiness of the Trustee or
          (2) one or more negligent acts on the part of the Trustee having a materially adverse effect, either singly or in the aggregate, on the Trust or on one or more Trusts, such that the replacement of the Trustee is in the best interest of the Unit Holders" and insert in place thereof "upon the determination of the Depositor to remove the Trustee for any reason, either with or without cause, including but not limited to a determination by the Depositor that the Trustee has materially failed to perform its duties under this Indenture and the interest of Unit Holders has been substantially impaired as a result".

                                       Part II.

                         SPECIAL TERMS AND CONDITIONS OF TRUST


     The following special terms and conditions are hereby agreed to:

                  A.    The Trust is denominated National Equity
            Trust, S&P 500 Strategy Trust Series 13.

                  B. The Units of the Trust shall be subject to a deferred sales charge.

                  C. The contracts for the purchase of common stock listed in
            Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in Trust under this Indenture as of the date hereof.

                  D. The term "Depositor" shall mean Prudential Securities Incorporated.

                  E. The aggregate number of Units referred to in Sections 2.03 and 9.01 of the Basic Agreement is
                     as of the date hereof.

                  F.    A Unit of the Trust is hereby declared
            initially equal to 1/     th of the Trust.

                  G.    The term "First Settlement Date" shall mean
                     , 2000.

                  H.    The terms "Computation Day" and "Record
            Date" shall mean        2000,        2000,        2001, and
                   2001.

                  I.    The term "Distribution Date" shall mean
                   2000,        2000,        2001, and        2001.

                  J.    The term "Termination Date" shall mean
                     , 2001.

                  K. The Trustee's Annual Fee shall be $ (per 1,000 Units) for
            100,000,000 and above units outstanding; $0.80 (per 1,000 Units) for 50,000,000 - 99,999,999 units outstanding; $0.86 (per 1,000 Units)
            for 49,999,999 and below units outstanding. In calculating the Trustee's annual fee, the fee applicable to the number of units outstanding shall apply to all units outstanding.

                  L.    The Depositor's Portfolio supervisory
            service fee shall be $0.25 per 1,000 Units.

                  [Signatures and acknowledgments on separate pages]